Exhibit (c)(1) Project Blazing Star Confidential Discussion Materials October 8, 2024 [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

-- Confidential -- Situation Background: Saturn’s Initial Approach ▪ On September 23, 2024, Saturn submitted a letter outlining their “intention to make an offer to acquire” the entirety of Blazing Star for $13-14 per share ▪ The letter outlined Saturn’s very high level contemplated transaction / financing structure and proposed diligence process ▪ Since the initial letter, the Company and Centerview have held brief discussions with Saturn to clarify their proposal / letter and focus areas for diligence. Saturn emphasized their interest in the whole company ▪ Centerview noted to Saturn that the Board has not convened, nor commented on value, but we are willing to work through potential process logistics subject to Board approval ▪ Saturn has stated that they have done some outside-in work, along with some existing rd familiarity of certain businesses, but have not engaged 3 party advisors and have not yet had rd substantive conversations with their 3 party financing sources ▪ Saturn’s intention is to conduct a 45-day initial diligence process in order to be able to submit a revised proposal with more certainty around value and financing ▪ Today’s discussion will review the contours of Saturn’s proposal and diligence process, as well as an overview of Saturn and a proposed work plan / next steps 1

-- Confidential -- Table of Contents 1 Review of Saturn’s Initial Approach 2 Overview of Saturn 3 Next Steps for Project Blazing Star 2

I Review of Saturn's Initial Approach

– Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Overview of Saturn's Proposed Funding Sources

Illustrative Capital Structure Across Range of Offer Prices

Required Funding (in $bn, except per share values) [(1)]		
Offer Price Per Share	$13.00	$14.00
Diluted Shares Outstanding	*0.863*	*0.863*
Equity Value	**$11.2**	**$12.1**
(+) Debt	8.5	8.5
(-) Cash[(2)]	(1.5)	(1.5)
Total Required Funding	**$18.2**	**$19.1**

Proposed Sources [(3)] ***(in $bn)***	
Debt *(UBS Term Loan + Wells Fargo / BofA ABL)*	~$12
Preferred Equity [***]	~2-3
Common Equity *(Saturn + LP)*	~2
Common Equity *(Shareholder Rollover)*	~1-2
Total Proposed Sources	**~$18-19**[(4)]

Based on Saturn's Letter (Debt, Preferred Equity, Common Equity rows)

Commentary

Implied Valuation / Metrics

EV / '25 EBITDA[(5)]:

- **5.0-5.3x** excl. Opioid Liab.
- **6.0-6.3x** *incl. Opioid Liab.*[(6)]

'25 P/E[(5)]:

- **7.7-8.3x**

Pro Forma Leverage

- '24 Gross Leverage: **3.8x**[(7)]
- Moody's PF Adj. '24 Gross leverage: **7.7x**[(8)]
- S&P PF Adj. '24 Gross leverage: **6.2x**[(8)]

Proposed Sources of Funding

- Saturn stated ~$12bn of debt backstopped by UBS, but may include potential asset-backed lending from BofA / Wells Fargo; [***] would be sole source of preferred financing
- ~$2bn of common equity funding likely requires significant LP contribution given ~$1bn of equity left in Saturn's fund
  - Letter contemplates shareholder rollover but there has been no discussion regarding substance or mechanics

Source: FactSet as of September 27, 2024. Note: Multiples on fiscal year basis.
(1) Reflects balance sheet as of May 31, 2024. (2) Pro forma for proceeds of Cencora and BrightSpring equity investment sales in August and September 2024, respectively. (3) Excludes financing and transaction fees and assumes no minimum cash to the balance sheet and operating leases all roll in the transaction structure. (4) As stated in Saturn's letter on 9/23/24. (5) Estimates for FY'25 Adj. EBITDA and Adj. EPS provided by Blazing Star management. (6) Includes $3.5bn of NPV of estimated opioid liability per Moody's as of May 2024. (7) Assumes ~$15bn of pro forma unadjusted gross debt (including preferred equity) and ~$1bn of finance leases. (8) Assumes ~$15bn of pro forma unadjusted gross debt (including preferred equity); estimates for FY 2024 rating agency adjustments and FY 2024 Adj. EBITDAR provided by Blazing Star management.

CENTERVIEW PARTNERS 3

I Review of Saturn's Initial Approach

– Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Saturn's Proposed Process Timing

Initial Diligence Process *(~45 Days)*	▪ Expect initial diligence process to take ~45 days, subject to receipt of information and access to segment-level leadership across key business segments: – (1) US Retail; (2) Boots / International; (3) Shields; (4) VillageMD ▪ Intent is to diligence all business segments in parallel to meet desired timelines. Intend to start with Boots / International given more challenging logistics to get to Europe and Shields given less existing familiarity – Willing to mobilize four different diligence teams to meet with each line of business ▪ Plan to leverage readily available materials on each business, including historical financials, forecasts, segment-level materials and previously completed BCG studies – Saturn shared an initial high priority diligence request list on 9/30/2024 ▪ Initially, Saturn will lead diligence and develop a view on the business / financial model ▪ After initial conversations, Saturn will bring in [***] (preferred equity) and following that, will bring in UBS (debt) in the latter half of the 45-day process
Revised Offer	▪ After their initial ~45 day diligence period, Saturn expects to gain more certainty on financing and value and will submit a revised proposal after the 10/24 Board meeting (likely mid to late November)
Confirmatory Diligence	▪ If the Board is supportive of the revised proposal, only then would Saturn engage 3rd party advisors for confirmatory workstreams (e.g., legal, accounting)

CENTERVIEW PARTNERS 4

– Confidential –

2 Overview of Saturn

Saturn Overview

Overview

~$11B
AUM

NYC
Headquarters

$4.75B
Current Fund Size (2018)

$750mm - $1bn remaining, with track record gathering significant co-invest from LPs

Retail
focused

31
Investments To Date (20 Current)

In early stages of raising a new fund

Leadership



Stefan Kaluzny
Co-Founder / Managing Director

- Co-founded Saturn in 2011
- Previously worked at Golden Gate Capital since its inception (2000-2011)
- Serves as a member of the Board of Trustees of Phillips Academy
- Graduated with a B.A. from Yale University and an MBA from Harvard Business School

Typical Playbook

Engages with management teams to improve operating profitability and strategic value of assets

- Seeks Out Break-up Candidates
- Willing to Stretch Leverage
- Comfort Navigating Bankruptcy
- Struggles in Auctions
- Aggressive Negotiator
- Thrives on Complexity

Select Scaled Investments

($EV)

chico's (~$1bn, 2024)

RONA ($400mm, 2023)

PURE FISHING ($1.3bn, 2019)

CommerceHub ($1.1bn, 2018)

Staples ($6.5bn, 2017)

belk ($2.8bn, 2015)

JONES APPAREL GROUP ($2.2bn, 2014)

Additional detail on current and previous investments included on page 16

CENTERVIEW PARTNERS 5

Source: Company website, LinkedIn and PitchBook.

[***] indicates information has been omitted on the basis of a confidential treatment request -- Confidential -- pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information Next Steps for Project Blazing Star 3 has been filed separately with the Securities and Exchange Commission. Other Parties with Potential Interest in Blazing Star Range of parties with potential interest in Blazing Star Whole Co. or specific assets Private Equity Strategics [***] [***] [***] [***] 6 Tier 2 Tier 1

-- Confidential -- Next Steps for Project Blazing Star 3 th October 24 Board Meeting Proposed Agenda: CVP Analysis ▪ Centerview plans to perform in-depth analysis of Blazing Star’s financial plan to assess its standalone valuation as a public company ▪ Analysis will provide context to the Board on how to evaluate Saturn’s current price level (and any other future offers) ▪ Analysis will base valuation on a WholeCo and sum-of-the-parts basis, as appropriate Valuation Methodologies to Evaluate Initial Offer ▪ Comparison of current valuation multiples for Blazing Star’s relevant peers Selected Public (WholeCo and segments) Company Analysis ▪ Valuation focused on forward adjusted EBITDA multiples ▪ Multiples paid in selected transactions across each of Blazing Star’s key segments Selected Precedent ▪ Valuation focused on LTM revenue or EBITDA multiples Transaction Analysis ▪ Each transaction is situation-specific ▪ Intrinsic value, on a per share basis, of Blazing Star based on Management’s forecast, assuming a range of discount rates and terminal values Discounted Cash Flow (“DCF”) Analysis ▪ May include sensitivity analysis across select KPIs, growth or margins to illustrate impact to per share values Sponsor LBO Analysis▪ Implied value per share based on a range of leverage, target IRR and exit multiple assumptions ▪ Potential value per share of Blazing Star assuming achievement of Management’s forecast PV of Future Share Price against a range of EV / EBITDA or P / E multiples, discounted back to today Historical Premia Paid▪ Premia relative to share price prior to announcement for selected precedent transactions ▪ Future price targets based on sell-side analyst coverage of Blazing Star Analyst Price Targets ▪ Blazing Star closing trading prices over the last 12 months 52-Week Trading Range 7 For Reference Only

-- Confidential -- Next Steps for Project Blazing Star 3 Recommended Next Steps ▪ Engage in substantive diligence with Saturn over next ~45 days to determine viability of offer – Saturn has provided an initial list of data requests, including: historical and projected financials, recent strategy/Board materials, store databases, etc. [see appendix for detailed list] – Conduct business update meetings with selected key executives from each of the four divisions: US Retail, Shields, VillageMD and Boots / International – Potential for follow-up discussions based on initial meetings and review of financial information th ▪ Reconvene on October 24 to discuss: (i) progress of discussions and diligence; (ii) other potential counterparties and pros / cons of approaching and timing; (iii) Centerview’s analysis of Blazing Star’s standalone financial plan and initial perspectives on valuation to support evaluation of Saturn’s initial offer range provided in letter ▪ Saturn expects to make firmer offer thereafter, which would need to be evaluated by the Board to determine next steps, if any (or stand down) 8

Appendix

-- Confidential -- Appendix: Table of Contents A Blazing Star Market Data B Additional Detail on Saturn C Saturn Due Diligence Request List 10

– Confidential –

A Blazing Star Market Data

Blazing Star Share Price Performance Over the Last 5 Years

L5Y Share Price Performance

Share Price Performance

	L5Y	L3Y	L1Y	YTD	L3M
Blazing Star	(83%)	(81%)	(57%)	(65%)	(26%)
CVS	(1%)	(28%)	(12%)	(22%)	+5%
S&P 500	+94%	+29%	+34%	+20%	+5%


Blazing Star
CVS
S&P 500
$120
$100
$80
$60
$54
$40
$20
$0
+94%
(1%)
$9.06
(83%)
COVID-19
A
B
C
D
E
F
G
H
I
Sep-19
Sep-20
Sep-21
Sep-22
Sep-23
Sep-24

Public Market Events

- **A** **Jan-21 –** AmerisourceBergen (Cencora) acquires Alliance Healthcare from Blazing Star for $6.5bn; +5% 1-day reaction
- **B** **Sept-21 –** Majority investment in Shields for ~$1bn; (1%) 1-day reaction
- **C** **Oct-21 –** $5.2bn investment in VillageMD, increasing stake from 30% to 63%; +7% 1-day reaction
- **D** **Aug-22 –** Completes acquisition of CareCentrix for ~$330mm; (0%) 1-day reaction
- **E** **Sept-22 –** Acquires remaining 30% share of Shields for ~$1.4bn; (0%) 1-day reaction
- **F** **Nov-22 –** VillageMD acquires Summit Health for ~$8.9bn; +4% 1-day reaction
- **G** **Sept-23 –** Tim Wentworth rumored next CEO; +6% 1-day reaction
- **H** **Apr-24 –** IRS tax liability dispute reported on Bloomberg; (10%) 1-day reaction
- **I** **Jun-24 –** Q3'24 results; (22%) 1-day reaction

Source: FactSet as of September 27, 2024.
Note: Share prices indexed to Blazing Star. Assumes COVID-19 period ends when FDA officially approved the first COVID-19 vaccine in August 2021.

CENTERVIEW PARTNERS

11

-- Confidential -- Blazing Star Market Data A Blazing Star L5Y NTM P / E and EV / EBITDA Multiple Performance Over the past year, Blazing Star has traded at a persistent and significant discount to CVS NTM P / E EV / NTM EBITDA Average NTM P / E Average NTM EV / EBITDA Average NTM P / E L5Y L3Y L1Y YTD L5Y L3Y L1Y YTD (1) Blazing Star 8.0x 7.4x 5.8x 5.6x Blazing Star 6.7x 6.5x 5.4x 4.9x 14.0x 11.0x (2) CVS 9.6x 9.7x 8.4x 8.4x CVS 7.9x 7.7x 7.1x 7.2x 13.0x 10.0x 12.0x 9.0x 11.0x 8.1x 8.0x 10.0x 7.3x (0.8x) 9.0x 7.0x 8.7x 9.0x (0.0x) 6.8x 8.7x Current 8.0x Current 6.0x Blazing Star Blazing vs. CVS Δ: 7.0x Star vs. (3.1x) CVS Δ: 5.0x (3.6x) 6.0x 4.3x 5.1x (2.6x) 4.0x (4.0x) 5.0x 3.0x 4.0x Sep-19 Jul-20 May-21 Mar-22 Jan-23 Nov-23 Sep-24 Sep-19 Jul-20 May-21 Mar-22 Jan-23 Nov-23 Sep-24 Blazing Star CVS Source: FactSet as of September 27, 2024. 12 (1) Blazing Star EV excludes operating and finance leases and opioid and tax liabilities. (2) CVS EV excludes operating and finance leases.

– Confidential –

A Blazing Star Market Data

Overview of Blazing Star's Top 20 Shareholders

Current Top 20 Institutional Shareholders

Shareholder	% O/S	# of Shares Current (mm)	# of Shares Δ L6M	# of Shares Δ LTM	Mkt. Value ($mm)	Estimated Cost Basis
Vanguard	9%	79	(1)	+6	$715	$46.99
Blackrock	7%	63	+4	+4	573	46.23
State Street Global Advisors	4%	36	(18)	(19)	330	47.97
Capital Research & Management	3%	29	+11	+10	265	33.23
Invesco	2%	20	+3	+7	181	35.40
Geode Capital	2%	20	+3	+4	179	46.34
Charles Schwab	1%	8	+1	+2	69	45.41
Northern Trust	1%	7	+0	+0	64	47.62
Camber Capital Management	1%	7	–	(1)	63	32.74
Norges Bank Investment Management	1%	7	+6	+6	63	20.58
Thompson, Siegel & Walmsley	1%	6	+6	+6	55	19.36
8 Knots Management	1%	6	+6	+6	51	22.51
Goldman Sachs Asset Management	1%	5	+1	+1	46	31.10
Morgan Stanley	1%	5	(1)	+3	44	27.87
Jane Street Capital	1%	5	+3	+4	41	19.44
Legal & General Investment Management	1%	4	(0)	(1)	40	58.35
Pacific Investment Management	0%	4	+0	+2	37	35.53
LSV Asset Management	0%	4	(1)	(1)	34	69.16
Numeric Investors	0%	4	+2	+3	33	22.85
Amundi Asset Management	0%	4	+2	+2	32	30.25
Top 20 Institutional Ownership	**37%**	**322**	**+27**	**+44**	**$2,915**	**$36.95**

Source: Public filings and FactSet as of September 27, 2024.
Note: Positions reflect latest publicly available holdings as of September 27, 2024. Most positions reflect quarterly holdings reporting as of June 30, 2024. BlackRock reflects sum of three largest holdings

CENTERVIEW PARTNERS

13

– Confidential –

A Blazing Star Market Data

Blazing Star Analyst Price Targets

Buy / Hold / Sell and Price Target Progression[(1)]

Buy / Hold / Sell

	Buy	Hold	Sell	Average PT	Prem. / (Disc.)
Current	16%	63%	21%	$12	+33%
2023	11%	78%	11%	31	+46%
2022	11%	72%	17%	42	+30%
2021	5%	85%	10%	52	+7%
2020	5%	86%	10%	41	+16%
2019	12%	73%	15%	58	+7%
2018	29%	68%	4%	72	(3%)
2017	69%	31%		93	+19%
2016	60%	40%		94	+16%
2015	52%	48%		99	+16%

Selected Current Analyst Target Outlook

Broker	Price Target	Rating	Prem. / (Disc.)
Morningstar (6/28/24)	$23	Buy	+154%
TD Cowen a division of TD Securities (9/12/24)	$16	Buy	+77%
J.P.Morgan (8/29/24)	$15	Buy	+66%
Mizuho (9/16/24)	$15	Hold	+66%
Deutsche Bank (6/27/24)	$13	Hold	+43%
nephron (6/27/24)	$13	Hold	+43%
RBC Capital Markets (7/1/24)	$13	Hold	+43%
Truist (6/28/24)	$13	Hold	+43%
Leerink (9/3/24)	$9	Hold	(1%)
Morgan Stanley (6/28/24)	$9	Sell	(1%)
Evercore ISI (8/29/24)	$8	Hold	(17%)
Barclays (9/13/24)	$7	Sell	(23%)
HSBC (8/28/24)	$7	Sell	(23%)

$9.06 Current Price

$12.35 Mean Price Target

Avg. Prem. / (Disc.) +36%

Source: Wall Street research and FactSet as of September 27, 2024.
Note: Historical and current Wall Street analyst recommendations and average price targets per Bloomberg.
(1) Represents Wall Street analyst recommendations as of September 27 for each calendar year.

Centerview Partners

14

-- Confidential -- Blazing Star Market Data A Broker Price Target Methodology Current PT Broker Methodology Multiple Current PT Date Issued Prior PT Discounted Cash Flow Analysis n.a. $23 6/28/24 $33 Discounted Cash Flow Analysis n.a. 16 9/12/24 22 Price / CY'26E Adj. EPS 9.5x 15 8/29/24 20 No Access 15 9/16/24 19 Price / FY'25E EPS 7.5x 13 6/27/24 22 Price / FY'25E EPS 6.5x 13 6/27/24 24 Price / CY'25E Adj. EPS ~6.0x 13 7/1/24 22 Price / FY'25E Adj. Cash EPS ~6.2x 13 6/28/24 20 Price / CY'25E EPS ~6.0x 9 9/3/24 11 Price / CY'25E EPS 4.2x 9 6/28/24 13 EV / CY'25E EBITDA 7.0x 8 8/29/24 10 Price / CY'25E Adj. EPS ~5.5x 7 9/13/24 11 EV / FY'25E Adj. EBITDA 2.6x 7 8/28/24 11 Broker analysis includes SOTP 15 Source: Company filings, Bloomberg and FactSet.

– Confidential –

B Additional Detail on Saturn

Overview of Selected Saturn Investments

Company	Year	Enterprise Value	Type	Status	Comment
Chico's	2024	$1.0bn	PublicCo Acquisition	Current	▪ Previously attempted to take private in 2019 amidst stock price challenges; in 2024 stock was on upswing
RONA	2023	$400mm	Carve-out	Current	▪ Acquired 450 Canadian stores from Lowe's following strategic review
EXPRESS	2021	$140mm (Loan Agreement)	Financing	n.a.	▪ Fashion retailer with >500 stores ▪ Previously attempted take-private in 2015, cancelled due to financing difficulties
Ann Taylor / LOFT	2020	$540mm	Bankruptcy Buyout	Current	▪ Combined Ann Taylor / Loft with Talbots to form KnitWell Group in 2023 with $3bn of sales ▪ Lane Bryant to be operated separately
Pure Fishing	2019	$1.3bn / 2.3x LTM Revenue	Carve-out	Current	▪ Carve-out from Newell Brands ▪ Recent leverage challenges; acquired 1/4 of first-lien term loan at discount
Staples	2017	$6.5bn / 5.3x LTM EBITDA	PublicCo Acquisition	Current	▪ Acquired after rumored sale process ▪ Strategy focused on expanding B2B business to reinvigorate growth
belk	2015	$2.8bn / 6.9x LTM EBITDA	PublicCo Acquisition	Current	▪ Acquired after strategic review process ▪ Filed for Chapter 11 in 2021 and restructured remaining in majority control
KURT GEIGER	2014	n.a.(1)	Carve-out / PublicCo Acquisition	Realized	▪ Acquired as part of The Jones Group ▪ Sold to Cinven in 2015 for $370mm (rumored 8.2x EBITDA)
NINE WEST	2014	n.a.(1)	Carve-out / PublicCo Acquisition	Realized	▪ Acquired as part of The Jones Group ▪ Entered bankruptcy in 2018 and Nine West brand IP sold to ABG
STUART WEITZMAN	2014	n.a.(1)	Carve-out / PublicCo Acquisition	Realized	▪ Acquired as part of The Jones Group ▪ Sold to Coach / Tapestry in 2015 for $530mm upfront cash (1.8x revenue)
TALBOTS	2012	$391mm	PublicCo Acquisition	Current	▪ Combined Talbots with Ann Taylor to form KnitWell Group in 2023 with $3bn of sales

Selected Rumored / Not Completed PublicCo Transactions	EXPRESS	Cabela's	Victoria's Secret	Office Depot	KOHL'S	TED BAKER	NORDSTROM	macy's	GILDAN
	2015	2016	2020	2021	2022	2022	2024	2024	2024

Centerview Partners 16

Source: Wall Street Research, company website and CapitalQ.
(1) Part of Saturn's acquisition of The Jones Group, a transaction that was valued at approximately $2.2 billion (9.8x LTM EBITDA).

-- Confidential -- Additional Detail on Saturn B Saturn’s Typical Playbook for Engagement Past experience indicates Saturn pursues complex transactions where they believe they have a unique perspective / value creation strategy, but can be difficult negotiators ▪ Pursue transactions that have sum-of-the-parts upside Seeks Out Break-up ▪ Often easier for them to restructure and break-up companies in the private markets vs. Candidates having to meet quarterly expectations from public investors ▪ Comfort stretching to leverage levels that other buyers won’t to minimize equity check Willing to Stretch and create asymmetrical upside (although increases risk of bankruptcy) on Leverage ▪ Often utilize dividend recaps during their hold period to increase their returns ▪ Not afraid of bankruptcy and highly experienced at negotiating through the process Comfortable with Bankruptcy ▪ Will use bankruptcy as a tool to extract value (e.g., alleviate lease obligations) ▪ Will only really dig in during a process if they believe there is a very limited set of Struggles in counter-parties with ‘real’ interest / ability to complete the acquisition ‘Auctions’ ▪ Not typically successful in bidding wars / competitive auctions ▪ Given predisposition to bespoke transactions with limited counter-parties, have Aggressive tendency to utilize this leverage and negotiate aggressively on final contract Negotiator ▪ Unafraid to hang around potential deals for multiple years before ultimate acquisitions ▪ Are not deterred by complex transactions Thrives on ▪ Seek out these situations as they believe they can underwrite value levers and Complexity understand complexities other buyers cannot 17

Saturn DD Request List

– Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Saturn Diligence Request List

✓ Indicates materials readily available

Business Segments	Meeting Date	Requested Information	
US Retail	TBD	✓ Recent Board materials ▪ Historical and projected financials ▪ Borrowing base detail ▪ Store and category sales databases, PBM arrangements ✓ BCG consulting reports	
[***] International (Boots)	TBD	✓ Recent Board materials ▪ Historical and projected financials (incl. merchandise and pharmacy detail) ▪ Borrowing base detail ▪ Store database	▪ NHS market detail *Non-Boots* ▪ Germany Wholesale overview ▪ Mexican Pharmacy Business (Benavides) overview
[***] Shields	TBD	✓ Recent CIMs ✓ Recent Board materials ✓ Historical and projected financials ✓ Location performance database	✓ Renewal metrics ✓ Fulfillment data ✓ Market study ✓ Regulatory report
CityMD / Summit	TBD	▪ Business / Structure overview ▪ Historical and projected financials ▪ Update on discussions re. stake	✓ Recent Board materials ▪ KPIs ▪ Store database ▪ Unit economics ▪ Partnerships

[***]

CENTERVIEW PARTNERS

18